Exhibit 99.1

ROCKY MOUNTAIN INDUSTRIALS CLOSES $29,500,000 COMMERCIAL FINANCING

Greenwood Village, Colorado (August 1, 2023) – Rocky Mountain Industrials, Inc. (RMI), Colorado’s next generation infrastructure company, announced today that it has closed a $29,500,000 commercial bank financing for the continued construction of its 620-acre Rocky Mountain Rail Park located in Adams County.

The closing of this commercial transaction, the tax-exempt municipal bond raise of $65M in 2021, and the April 2023, agreement entered into with Patriot Rail Company to provide operational and rail-related services further solidifies RMI’s ability to activate large land parcels with heavy industrial zoning and direct availability to high-capacity rail access in the eastern Denver Metro market.

"This commercial bank financing continues our accelerated development of the project. Our rail-based infrastructure solution in Denver and the Rocky Mountain Region is progressing rapidly," said Brian Fallin, CEO of RMI. "This financing assures the completion of planned rail construction on the northern parcels."

RMI completed construction on the properties south parcel in 2022 and continues a phased construction approach to the rail-served northern parcels.  Both rail and non-rail served sites are available for sale or lease throughout construction in 2023.

About RMI

Rocky Mountain Industrials Inc. is a materials infrastructure and distribution organization strategically positioned to serve the Mountain West.

Media Contact:

The Rose Group Elana@therosegrp.com